Exhibit 5.1

September 8, 2009

BWAY Holding Company

8607 Roberts Drive, Suite 250

Atlanta, Georgia 30350

BWAY Holding Company

Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to BWAY Holding Company, a Delaware corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), of a Registration Statement on Form S-3 (the “Registration Statement”), relating to the proposed sale by the selling stockholders identified in the Registration Statement from time to time of up to 12,071,218 shares of common stock of the Company, par value $0.01 per share (the “Secondary Shares”).

In rendering the opinions expressed below, (a) we have examined and relied on the originals, or copies certified or otherwise identified to our satisfaction, of such agreements, documents and records of the Company and such other instruments and certificates of public officials and officers and representatives of the Company as we have deemed necessary or appropriate for the purposes of such opinions, (b) we have examined and relied as to factual matters upon, and have assumed the accuracy of, the statements made in the certificates of public officials and officers and representatives of the Company delivered to us and (c) have made such investigations of law as we have deemed necessary or appropriate as a basis for such opinions. In rendering the opinions expressed below, we have assumed, with your permission, without independent investigation or inquiry, (i) the authenticity and completeness of all documents submitted to us as originals, (ii) the genuineness of all signatures on all documents that we examined, (iii) the conformity to authentic originals and completeness of documents submitted to us as certified, conformed or reproduction copies, (iv) the legal capacity of all natural persons executing documents and (v) that the Company received the entire amount of consideration contemplated by the resolutions of the Board of Directors authorizing the issuance of the Secondary Shares.

Based upon and subject to the foregoing and the assumptions, qualifications and limitations hereinafter set forth, we are of the opinion that the Secondary Shares have been validly issued, fully paid and are non-assessable under the laws of the State of Delaware.

Our opinions set forth above are subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization and moratorium laws, and other similar laws relating to or affecting enforcement of creditors’ rights or remedies generally and (ii) general equitable principles (whether considered in a proceeding in equity or at law), including concepts of good faith, reasonableness and fair dealing, and standards of materiality.

We express no opinion as to the laws of any jurisdiction other than the laws of the State of Delaware, as currently in effect.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Opinions” in the Prospectus forming a part thereof. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Debevoise & Plimpton LLP

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